Exhibit 23.2
                   Consent of Hacker, Johnson, Cohen & Grieb

                              Accountants' Consent

PSB BancGroup, Inc.
Lake City, Florida:

         We consent to the use of our reported dated December 5, 1997 on the balance sheet of PSB BancGroup, Inc. as of October 31, 1997 and the related statements of operations, stockholders' deficit and cash flows for the period from June 30, 1997 to October 31, 1997, included in the Prospectus of the Registration of PSB BancGroup, Inc. on Form SB-2 and to the reference to our firm under the heading "Experts" in the Prospectus.


/S/ HACKER, JOHNSON, COHEN & GRIEB PA
-------------------------------------
/S/ Hacker, Johnson, Cohen & Grieb PA
Tampa, Florida
February 27, 1998